UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    Sacerdote,           Peter                   M.
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   (Last)               (First)                 (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Hexcel Corporation
    (HXL)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

    FYE December 31, 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                        |
====================================================================================================================================
                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
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
                                 |                 |            |              |      |         |             |         |          |
Common Stock                     |                 |            |              |      |         |  14,525,000 |    I    |  01,02   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

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                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially owned                          |
                                    (e.g., puts, calls, warrants, options, convertible securities)                                 |
====================================================================================================================================
              |       |          |      |               |                     |                    |       |         |      |      |
              |       |          |      |               |                     |                    |       |9.       |10.   |      |
              |       |          |      |               |                     |                    |       |Number   |Owner-|      |
              |       |          |      |               |                     |                    |       |of       |ship  |      |
              |2.     |          |      |               |                     |                    |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
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
Non Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$4.75  |  5/9/02  |  A   | 2,000 |       |    03    |  5/9/12  |Common Stock| 2,000 |       |  2,000  |  03  |01,03 |
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Non Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$4.75  |  5/9/02  |  A   | 2,000 |       |    04    |  5/9/12  |Common Stock| 2,000 |       |  2,000  |  04  |01,04 |
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Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$5.25  |          |      |       |       |   Immed. |  7/31/11 |Common Stock| 8,000 |       |  8,000  |  05  |01,05 |
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Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.40  |          |      |       |       |    06    |  5/10/11 |Common Stock| 2,000 |       |  2,000  |  06  |01,06 |
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Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.40  |          |      |       |       |    07    |  5/10/11 |Common Stock| 2,000 |       |  2,000  |  07  |01,07 |
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Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.3125|          |      |       |       |    08    | 12/19/10 |Common Stock|10,000 |       | 10,000  |  08  |01,08 |
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Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.3125|          |      |       |       |    09    | 12/19/10 |Common Stock|10,000 |       | 10,000  |  09  |01,09 |
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is an advisory director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any.

02: Goldman Sachs and GS Group may be deemed to beneficially own indirectly in the aggregate 14,525,000 shares of Common Stock through certain investment partnerships and limited liability companies of which Goldman Sachs or affiliates of Goldman Sachs and GS Group are the general partner, managing general partner, managing partner, managing member, manager or investment manager.

03: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to the Reporting Person. The options are exercisable as follows: 667 options on May 9, 2002, 667 options on May 9, 2003 and 666 options on May 9, 2004. The Reporting Person has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

04: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to a managing director of Goldman Sachs in his capacity as a director of the Issuer. The options are exercisable as follows: 667 options on May 9, 2002, 667 options on May 9, 2003 and 666 options on May 9, 2004. That managing director has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

05: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to a managing director of Goldman Sachs in his capacity as a director of the Issuer. That managing director has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

06: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to the Reporting Person. The options are exercisable as follows: 667 options on May 10, 2001, 667 options on May 10, 2002 and 666 options on May 10, 2003. The Reporting Person has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

07: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to a managing director of Goldman Sachs in his capacity as a director of the Issuer. The options are exercisable as follows: 667 options on May 10, 2001, 667 options on May 10, 2002 and 666 options on May 10, 2003. That managing director has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

08: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to the Reporting Person. The options are exercisable as follows:
3,334 options on December 19, 2000, 3,333 options on December 19, 2001 and 3,333 options on December 19, 2002. The Reporting Person has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

09: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to a managing director of Goldman Sachs in his capacity as a director of the Issuer. The options are exercisable as follows: 3,334 options on December 19, 2000, 3,333 options on December 19, 2001 and 3,333 options on December 19, 2002. That managing director has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.





By: s/ Roger S. Begelman                                    February 12, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
              Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY
                                -----------------


     The undersigned does hereby appoint Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), his true and lawful attorneys, and each of them his true and lawful attorney, with power to act without the other, and with full power of substitution and resubstitution, to execute and file for him and in his name any Initial Statement of Beneficial Ownership of Securities on Form 3, any Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5, or any similar or successor form, which may be required to be filed by him with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and any and all instruments necessary or incidental therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and each of them.

     This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     In witness thereof the undersigned hereunto signed his name this 22nd day of January, 2003.



                                                           s/ Peter M. Sacerdote
                                                           ---------------------
                                                              PETER M. SACERDOTE